Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Old Second Bancorp, Inc. of our reports dated March 6, 2020 relating to the financial statements and effectiveness of internal control over financial reporting, which appear in Old Second Bancorp Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Plante & Moran, PLLC

Chicago, Illinois

August 10, 2020